Exhibit 99.1

Press Contact: Will Thoretz +1 203 517 3119 will.thoretz@isg-one.com

Investor Contact: David Berger +1 203-517-3104 david.berger@isg-one.com

Information Services Group Announces

First-Quarter Results

•                  Reports largest revenue quarter ever at $68.9 million

•                  Reports operating income of $1.8 million; fully diluted GAAP EPS of $0.00; adjusted EBITDA of $5.8 million;

•                  Generates $9.5 million in Net Cash Provided from Operating Activities, versus $2.3 million in the prior year

•                  Creates future growth platforms with Grant Thornton RPA alliance and Plug and Play tech incubator partnership

•                  Secures three, multiyear Managed Services contracts with total value of $10.5 million

•                  Reaffirms full-year guidance for revenues and adjusted EBITDA

STAMFORD, Conn., May 9, 2018 — Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today announced financial results for the first quarter ended March 31, 2018.

“ISG delivered record-setting quarterly revenues of approximately $69 million in the first quarter. Our growth continues to be driven by ISG Digital Services, including Robotic Process Automation (RPA), which generated more than 40 percent of firm revenue in the quarter,” said Michael P. Connors, chairman and chief executive officer. “In addition, our continued focus on recurring revenues resulted in 10 percent recurring revenue growth in the quarter. Overall, growth was tempered by the timing of several Network Advisory engagements that moved into the second quarter, along with an anticipated decline in Germany. We remain confident of achieving our full-year revenue and adjusted EBITDA guidance based on continued strong demand for our digital services, growth in recurring revenues, and an expected return to growth in Germany.”

During the quarter, ISG developed two new growth platforms. The firm entered into a strategic RPA alliance with Grant Thornton, one of the world’s leading independent audit,

tax and advisory firms, and formed a strategic partnership with Silicon Valley venture capitalist Plug and Play, the world’s largest technology innovation accelerator platform. The Plug and Play partnership gives ISG the opportunity to influence the digital future of business as a founding anchor partner of Plug and Play’s Enterprise 2.0 program.

ISG recently won three significant recurring revenue engagements for managed services, renewing a multiyear contract with a leading international hospitality company, signing a new multiyear contract with a leading global fast-food company and agreeing to a new multiyear contract with a financial services firm. ISG expects the three deals, with total contract value of more than $10.5 million, to ramp up in the next few months.

First-Quarter 2018 Results

Revenues for the first quarter were a record $68.9 million, compared with $66.6 million in the prior-year quarter, an increase of 3 percent on a reported basis (and a decline of 1 percent in constant currency). Currency positively impacted reported revenues by $3.0 million versus the prior year. Reported revenues were $21.8 million in Europe (up 8 percent from the same period in 2017), $41.7 million in the Americas (up 1 percent), and $5.4 million in Asia Pacific (up 4 percent).

ISG reported first-quarter operating income of $1.8 million, up 49 percent from operating income of $1.2 million in the first quarter of 2017. Net income for the quarter was $200 thousand compared with a net loss of $600 thousand in the prior year. Reported fully diluted earnings per share was $0.00, compared with a fully diluted loss per share of $0.01 for the same period in 2017.

Adjusted net income (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) for the first quarter was $2.5 million, or $0.05 per share on a diluted basis, compared with adjusted net income of $2.7 million, or $0.06 per share on a diluted basis, in the prior year’s first quarter.

First-quarter 2018 adjusted EBITDA (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) was $5.8 million, compared with $7.0 million in last year’s first quarter. The 2018 result was impacted by the timing of several network advisory contracts that were delayed to the second quarter.

Other Financial and Operating Highlights

ISG cash and cash equivalents totaled $31.1 million at March 31, 2018, an increase of $2.7 million, or 9 percent, from December 31, 2017. The increase in cash balances from December 31, 2017 was principally attributable to operating results and collections that generated $9.5 million in Net Cash Provided by Operating Activities in the quarter versus $2.3 million last year. Total outstanding debt at March 31, 2018 was $114.4 million, compared with $123.9 million at March 31, 2017.

Conference Call

ISG has scheduled a call for 9 a.m., Eastern Time, Thursday, May 10, 2018, to discuss the company’s first-quarter results. The call can be accessed by dialing 1-800-239-9838 or, for international callers by dialing 001-323-794-2551. The access code is 9600997. A recording of the conference call will be accessible on ISG’s website (www.isg-one.com) for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property or data and the intellectual property or data of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; and (13) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for information for the three ended March 31, 2018 and March 31, 2017. ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information. These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future.  ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income before net income attributable to non-controlling interest, plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, , change in contingent consideration, acquisition-related costs, severance and integration expense,), adjusted net income (defined as net income plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses,  , change in contingent consideration, acquisition-related costs, severance and integration expense, on a tax-adjusted basis), adjusted net income as earnings per diluted share and selected financial data on a constant currency basis which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current and prior-periods local currency financial results using the same point in time exchange rates and then compare the adjusted current and prior period results. This calculation may differ from similarly-titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP, nor should such amounts be considered in isolation.

Management believes this information facilitates comparison of underlying results over time. Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 700 clients, including 75 of the top 100 enterprises in the world, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; technology strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,300 professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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Information Services Group, Inc.

Consolidated Statement of Comprehensive Income (Loss)

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017

Revenues	$68,877	$66,555
Operating expenses
Direct costs and expenses for advisors	42,984	40,686
Selling, general and administrative	22,228	21,725
Depreciation and amortization	1,902	2,963
Operating income	1,763	1,181
Interest income	107	45
Interest expense	(1,737)	(1,709)
Foreign currency transaction loss	(24)	(80)

Income (loss) before taxes	109	(563)
Income tax (benefit) provision	(55)	8
Net income (loss)	164	(571)
Net income attributable to noncontrolling interest	—	35
Net income (loss) attributable to ISG	$164	$(606)

Weighted average shares outstanding:
Basic	43,705	42,316
Diluted	45,861	42,316

Income (loss) per share attributable to ISG:
Basic	$0.00	$(0.01)
Diluted	$0.00	$(0.01)

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017

Net income (loss) attributable to ISG	$164	$(606)
Plus:
Net income attributable to noncontrolling interest	—	35
Interest expense (net of interest income)	1,630	1,664
Income taxes	(55)	8
Depreciation and amortization	1,902	2,963
Change in contingent consideration	85	423
Acquisition-related costs	—	302
Severance and integration expense	18	142
Foreign currency transaction	24	80
Non-cash stock compensation	2,055	1,976
Adjusted EBITDA	$5,823	$6,987

Net income (loss) attributable to ISG	$164	$(606)
Plus:
Non-cash stock compensation	2,055	1,976
Intangible amortization	1,274	2,369
Change in contingent consideration	85	423
Acquisition-related costs (1)	—	302
Severance and integration expense	18	142
Foreign currency transaction	24	80
Tax effect (2)	(1,106)	(2,011)
Adjusted net income	$2,514	$2,675

Weighted average shares outstanding:
Basic	43,705	42,316
Diluted	45,861	42,316

Adjusted earnings per share:
Basic	$0.06	$0.06
Diluted	$0.05	$0.06

(1)         Consists of expenses from acquisition-related costs and non-cash fair value adjustments on pre-acquisition deferred revenues.

(2)         Marginal tax rate of 32.0% and 38.0% applied, respectively.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

			Three Months Ended			Three Months Ended
	Three Months Ended	Constant currency	March 31, 2018	Three Months Ended	Constant currency	March 31, 2017
	March 31, 2018	impact	Adjusted	March 31, 2017	impact	Adjusted
Revenue	$68,877	$(1,485)	$67,392	$66,555	$1,512	$68,067
Operating income	$1,763	$(68)	$1,695	$1,181	$259	$1,440
Adjusted EBITDA	$5,823	$(90)	$5,733	$6,987	$269	$7,256